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Exhibit 10.3

 OMNIBUS AGREEMENT

among

TRANSMONTAIGNE INC.

TRANSMONTAIGNE GP L.L.C.

TRANSMONTAIGNE PARTNERS L.P.

TRANSMONTAIGNE OPERATING GP L.L.C.

and

TRANSMONTAIGNE OPERATING COMPANY L.P.

OMNIBUS AGREEMENT

        THIS OMNIBUS AGREEMENT ("Agreement") is entered into on, and effective as of, the Closing Date (as defined herein), and is by and among TransMontaigne Inc., a Delaware corporation ("TMG"), TransMontaigne GP L.L.C., a Delaware limited liability company (the "General Partner"), TransMontaigne Partners L.P., a Delaware limited partnership (the "Partnership"), TransMontaigne Operating GP L.L.C., a Delaware limited liability company (the "OLP GP"), and TransMontaigne Operating Company L.P., a Delaware limited partnership (the "Operating Partnership"). The above- named entities are sometimes referred to in this Agreement each as a "Party" and collectively as the "Parties."

R E C I T A L S:

        1.     The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to Tangible Assets (as defined herein) that TMG will offer to sell to the Partnership during the term of this Agreement.

        2.     The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties to each other.

        3.     The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for certain corporate staff and support services to be performed by TMG and its Affiliates (as defined herein) for and on behalf of the Partnership Group.

        4.     The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to the Partnership's exclusive options to purchase the Option Assets (as defined herein).

        5.     The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VI, with respect to certain rights of first refusal to be granted to TMG and the Partnership.

        In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

ARTICLE I
Definitions

        1.1    Definitions.    As used in this Agreement, the following terms shall have the respective meanings set forth below:

          "Acquired Assets" is defined in Section 2.2(c).

          "Administrative Fee" is defined in Section 4.1(a).

          "Affiliate" is defined in the Partnership Agreement.

          "Agreement" is defined in the introductory paragraph of this Agreement.

          "Applicable Period" is defined in Section 4.1(a).

          "Assets" means all assets conveyed, contributed, or otherwise transferred by the TMG Entities to the Partnership Group prior to or on the Closing Date, including any such assets held by a Person whose ownership interests are transferred by the TMG Entities to the Partnership Group prior to or on the Closing Date by means of operation of law or otherwise.

          "Brownsville Option" is defined in Section 5.1(a).

          "Cause" is defined in the Partnership Agreement.

          "Change of Control" means any of the following events: (a) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of TMG's assets to any other Person unless immediately following such sale, lease, exchange, or other transfer such assets are owned, directly or indirectly, by TMG; (b) the consolidation or merger of TMG with or into another Person pursuant to a transaction in which the outstanding Voting Securities of TMG are changed into or exchanged for cash, securities, or other property, other than any such transaction where (i) the outstanding Voting Securities of TMG are changed into or exchanged for Voting Securities of the surviving Person or its parent and (ii) the holders of the Voting Securities of TMG immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Securities of the surviving Person or its parent immediately after such transaction; or (c) a "person" or "group" (within the meaning of Sections 13(d) or 14(d)(2) of the Exchange Act), other than a group consisting of some or all of the persons currently controlling TMG, being or becoming the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than 50% of all of the then outstanding Voting Securities of TMG, except in a merger or consolidation that would not constitute a Change of Control under clause (b) above.

          "Closing Date" means the date of the closing of the Partnership's initial public offering of Common Units.

          "Common Units" is defined in the Partnership Agreement.

          "Conflicts Committee" is defined in the Partnership Agreement.

          "Constructed Assets" is defined in Section 2.2(d).

          "Contribution Agreement" means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among TMG, TransMontaigne Services Inc., TransMontaigne Product Services Inc., the General Partner, the Partnership, the OLP GP, the Operating Partnership, Coastal Fuels Marketing, Inc. and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder.

          "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.

          "Covered Environmental Losses" is defined in Section 3.1(a).

          "Environmental Laws" means all federal, state and local laws, statutes, rules, regulations, orders and ordinances, legally enforceable requirements and rules of common law, now or hereafter in effect, relating to the protection of the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws, each as amended from time to time.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "General Partner" is defined in the introductory paragraph of this Agreement.

          "Hazardous Substance" means (a) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as such term is defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, (b) petroleum, petroleum products, crude oil, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons, whether refined or unrefined and (c) asbestos, whether in a friable or non-friable condition, and polychlorinated biphenyls.

          "Indemnified Party" means either the Partnership Entities or the TMG Entities, as the case may be, each in its capacity as a party entitled to indemnification in accordance with Article III.

          "Indemnifying Party" means either a Partnership Group Member or TMG, as the case may be, each in its capacity as a party from whom indemnification may be sought in accordance with Article III.

          "Indenture" means the Indenture, dated May 30, 2003, by and among TMG and the subsidiary guarantors listed on the signature pages thereto and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the Notes.

          "Insurance Reimbursement" is defined in Section 4.1(b).

          "Limited Partner" is defined in the Partnership Agreement.

          "Notes" is defined in Section 2.2(f).

          "OLP GP" is defined in the introductory paragraph of this Agreement.

          "Operating Partnership" is defined in the introductory paragraph of this Agreement.

          "Options" is defined in Section 5.1(a).

          "Option Assets" is defined in Section 5.1(a).

          "Option Term Sheet" is defined in Section 5.2(a).

          "Partnership" is defined in the introductory paragraph of this Agreement.

          "Partnership Acceptance Deadline" is defined in Section 6.2(b).

          "Partnership Acquisition Proposal" is defined in Section 6.2(a).

          "Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of TransMontaigne Partners L.P., dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement. No amendment or modification to the Partnership Agreement subsequent to the Closing Date shall be given effect for the purposes of this Agreement unless consented to by each of the Parties to this Agreement.

          "Partnership Disposition Notice" is defined in Section 6.2(a).

          "Partnership Entities" means the General Partner and each member of the Partnership Group; and "Partnership Entity" means any of the Partnership Entities.

          "Partnership Group" means the Partnership, the OLP GP, the Operating Partnership and any Subsidiary of any such Person, treated as a single consolidated entity; and "Partnership Group Member" means any member of the Partnership Group.

          "Partnership Offer Price" is defined in Section 6.2(a).

          "Party" and "Parties" are defined in the introductory paragraph of this Agreement.

          "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

          "Pipeline Terminals Option" is defined in Section 5.1(a).

          "Proposed Option Price" is defined in Section 5.2(b).

          "Proposed Price" is defined in Section 2.3(b).

          "Proposed Transferee" is defined in Section 6.1(a).

          "Retained Assets" means the terminals, pipelines and other assets and investments owned by any of the TMG Entities as of the Closing Date that were not conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement and other documents relating to the transactions referred to in the Contribution Agreement, including, without limitation, replacements and natural extensions of any Retained Assets.

          "River Terminals Option" is defined in Section 5.1(a).

          "ROFR Assets" is defined in Section 6.1(c).

          "Services" is defined in Section 4.1(a).

          "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

          "Swap Transactions" means any transaction in which a TMG Entity and a third party exchange terminaling assets or other tangible assets.

          "Tangible Assets" is defined in Section 2.1(a).

          "Term Sheet" is defined in Section 2.3(a).

          "Terminaling and Transportation Services Agreement" means that certain Terminaling and Transportation Services Agreement, dated as of May 12, 2005, among TransMontaigne Product Services Inc., Coastal Fuels Marketing, Inc. and the Partnership.

          "TMG" is defined in the introductory paragraph of this Agreement.

          "TMG Acceptance Deadline" is defined in Section 6.2(a).

          "TMG Acquisition Proposal" is defined in Section 6.2(b).

          "TMG Disposition Notice" is defined in Section 6.2(b).

          "TMG Entities" means TMG and any Person controlled, directly or indirectly, by TMG other than the Partnership Entities; and "TMG Entity" means any of the TMG Entities.

          "TMG Offer Price" is defined in Section 6.2(b).

          "Toxic Tort" means a claim or cause of action arising from personal injury or property damage incurred by the plaintiff that is alleged to have been caused by exposure to, or contamination by, Hazardous Substances that have been released into the environment by or as a result of the actions or omissions of the defendant.

          "Transfer", including the correlative terms "Transferring" or "Transferred", means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by operation of law) of any assets, property or rights.

          "Units" is defined in the Partnership Agreement.

          "Voluntary Cleanup Program" means a program of the United States or a state of the United States enacted pursuant to Environmental Laws which provides for a mechanism for the written approval of, or authorization to conduct, voluntary remedial action for the clean-up, removal or remediation of contamination that exceeds actionable levels established pursuant to Environmental Laws.

          "Voting Securities" means securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.

ARTICLE II
Offers to Sell Tangible Assets

        2.1    Tangible Assets.

          (a)   For so long as a TMG Entity controls the General Partner, and subject to the exceptions set forth in Section 2.2, TMG shall be required to offer, and to cause the other TMG Entities to offer, to the Partnership, pursuant to the procedures set forth in Section 2.3, any tangible assets that any TMG Entity either:

            (i)    acquires (by means of purchase, or by means of lease or joint venture arrangements controlled by a TMG Entity and extending for more than five years; provided that any TMG Entity's obligation to make an offer with respect to any joint venture arrangement will be subject to the terms and conditions of such arrangement (including any rights of first refusal), and will be limited to such TMG Entity's interest in such asset) or

            (ii)   constructs (either on its own or by means of joint venture arrangements controlled by a TMG Entity and extending for more than five years; provided that any TMG Entity's obligation to make an offer with respect to any joint venture arrangement will be subject to the terms and conditions of such arrangement (including any rights of first refusal), and will be limited to such TMG Entity's interest in such asset).

            Both (i) and (ii) above relate to the storage, transportation or terminaling of refined petroleum products in the United States, provided such assets generate "qualifying income" (as defined in Section 7704 of the Internal Revenue Code) ("Tangible Assets").

          (b)   The Parties acknowledge that any potential Transfer of Tangible Assets pursuant to this Article II shall be subject to, conditioned on and in compliance with the terms and conditions of the Indenture and the obtaining of any and all necessary consents of equityholders, noteholders or other securityholders, governmental authorities, lenders or other third parties. If TMG believes in good faith that the consent of holders of its Notes is required under the Indenture for the Transfer of any Tangible Assets and if the Tangible Assets to be transferred have a fair value or construction cost (determined as provided in Section 2.2(c), or (d), as applicable) in excess of $50 million, then TMG will use commercially reasonable efforts to obtain such consent. If TMG is not successful in obtaining the necessary consent of the holders of the Notes, then it will use commercially reasonable efforts to redeem the Notes on terms set forth in the Indenture or otherwise determined by TMG to be economical to TMG; provided, that TMG shall have no obligation hereunder to pay any premium in connection with any such redemption of the Notes. If the exercise of any of the Partnership's rights to acquire Tangible Assets hereunder is prevented or delayed due to TMG's failure to obtain the consent of the holders of, or to redeem, the Notes, then the exercise period for each such right shall be automatically extended until such time as the exercise thereof will not be so prevented or delayed.

        2.2    Permitted Exceptions.    Notwithstanding any other provision of this Agreement, TMG shall not be required to offer or to cause the other TMG Entities to offer to the Partnership any of the following Tangible Assets or groups of Tangible Assets:

          (a)   any Retained Assets, including, without limitation, the Option Assets unless and until purchased by a Partnership Group Member;

          (b)   any Tangible Asset or group of Tangible Assets acquired or constructed by a TMG Entity with the written approval of the Conflicts Committee to the effect that such acquired or constructed Tangible Assets are permitted to be excepted from the provisions of Section 2.1 hereof;

          (c)   any Tangible Asset or group of Tangible Assets acquired, including as part of a larger acquisition of other assets, by a TMG Entity after the Closing Date (the "Acquired Assets") if the fair value of the Acquired Assets (as determined in good faith by written resolution of the Board of Directors of TMG) does not exceed $10.0 million;

          (d)   any Tangible Asset or group of Tangible Assets, or capital improvements to Tangible Assets, constructed, including as part of a larger construction project, by a TMG Entity after the Closing Date (the "Constructed Assets") if the estimated construction cost of the Constructed Assets (as determined in good faith by written resolution of the Board of Directors of TMG) does not exceed $10.0 million;

          (e)   any Tangible Asset acquired in connection with a Swap Transaction; and

          (f)    subject to the provisions of Section 2.1(b), any Tangible Asset or group of Tangible Assets that, in the opinion of counsel for TMG, if purchased by the Partnership would require approval of the stockholders of TMG or the holders of its 9 1/8% Senior Subordinated Notes due 2010 (the "Notes") under the Indenture, unless as such approval is obtained.

        2.3    Procedures.

          (a)   No later than two years following (i) the closing date of the acquisition of any Tangible Asset or group of Tangible Assets, or (ii) the date on which a capital improvement of any Tangible Asset or group of Tangible Assets is first put into commercial service following completion of construction and testing, as applicable, TMG shall notify the General Partner that the Partnership will have a one-year opportunity to purchase the Tangible Asset or group of Tangible Assets. The General Partner shall notify TMG in writing during such one-year period that either (A) the General Partner has elected, with the approval of the Conflicts Committee, not to cause a Partnership Group Member to pursue the opportunity, in which case the TMG Entities may own, operate or Transfer the Tangible Asset or group of Tangible Assets without any further obligation to offer the Tangible Asset or group of Tangible Assets to the Partnership (including pursuant to Article VI), or (B) the General Partner has elected to cause a Partnership Group Member to pursue the opportunity. If during such one-year period the General Partner notifies TMG that it wishes to cause a Partnership Group Member to pursue the opportunity, within 45 days after such notification TMG shall submit a term sheet (a "Term Sheet") to the General Partner containing the fundamental terms (other than purchase price and in accordance with the requirements of the Indenture, if applicable) on which it would be willing to sell (or to cause another TMG Entity to sell) the Tangible Asset or group of Tangible Assets, including any proposed commitments from the TMG Entities, if any.

          (b)   Within 45 days after delivery of the Term Sheet, the General Partner shall determine, on behalf of the Partnership and with the concurrence of the Conflicts Committee, whether it wishes to cause a Partnership Group Member to acquire the Tangible Asset or group of Tangible Assets and submit to TMG the cash purchase price (the "Proposed Price") it is willing to cause the Partnership Group Member to pay for the Tangible Asset or group of Tangible Assets and that would satisfy the requirements of the Indenture, if applicable. If the General Partner either (i) fails to respond to the Term Sheet within 45 days of TMG's delivery thereof or (ii) rejects, with the concurrence of the Conflicts Committee, the opportunity, then the TMG Entities may own, operate or Transfer the Tangible Asset or group of Tangible Assets without any further obligation to offer the Tangible Asset or group of Tangible Assets to the Partnership (including pursuant to Article VI). If the General Partner submits a Proposed Price, TMG and the Conflicts Committee shall negotiate the terms of the purchase and sale in good faith for 60 days. If TMG and the Conflicts Committee are unable to agree on such terms during such 60-day period, TMG may attempt to sell the Tangible Asset or group of Tangible Assets to a person who is not an Affiliate of TMG within six months of the termination of such 60-day period at a purchase price, as determined by written resolution of the Board of Directors of TMG, not less than 105% of the Proposed Price. If no sale to a non-Affiliate occurs within such six-month period, the General Partner shall have the right (but not the obligation) to cause, on behalf of the Partnership and with the concurrence of the Conflicts Committee, a Partnership Group Member to purchase the Tangible Asset or group of Tangible Assets at the Proposed Price and on the other fundamental terms specified in the Term Sheet provided to the General Partner pursuant to Section 2.3(a) with respect to the Tangible Asset or group of Tangible Assets. The General Partner shall notify TMG of its intent to cause a Partnership Group Member to purchase the Tangible Asset or group of Tangible Assets at the Proposed Price, and on the other fundamental terms specified in the Term Sheet provided to the General Partner pursuant to Section 2.3(a) with respect to the Tangible Asset or group of Tangible Assets, within 45 days of the expiration of such six-month period or such earlier date on which TMG notifies the General Partner that it will no longer pursue a sale to a non-Affiliate. If the General Partner either (A) fails to respond within such 45-day period or (B) rejects the opportunity, then the TMG Entities may own, operate or Transfer the Tangible Asset or group of Tangible Assets without any further obligation to offer the Tangible Asset or group of Tangible Assets to the Partnership (including pursuant to Article VI).

          (c)   If requested by the General Partner, TMG shall use commercially reasonable efforts to obtain financial statements with respect to any Tangible Asset or group of Tangible Assets purchased by a Partnership Group Member as required under Regulation S-X promulgated by the Securities and Exchange Commission or any successor statute.

        2.4    Scope of Obligation.    Subject to the obligations to offer to sell Tangible Assets as set forth in this Article II, each TMG Entity shall be free to engage in any business activity, including those that may be in direct competition with any Partnership Entity.

        2.5    Enforcement.    TMG agrees and acknowledges that the Partnership does not have an adequate remedy at law for the breach by TMG of the covenants and agreements set forth in this Article II, and that any breach by TMG of the covenants and agreements set forth in this Article II would result in irreparable injury to the Partnership. TMG further agrees and acknowledges that the Partnership may, in addition to the other remedies which may be available to the Partnership, file a suit in equity to enjoin TMG from such breach, and consent to the issuance of injunctive relief under this Agreement.

ARTICLE III
Indemnification

        3.1    Environmental Indemnification.

          (a)   Subject to Section 3.2, TMG shall indemnify, defend and hold harmless the Partnership Group for a period of five years after the Closing Date from and against environmental and Toxic Tort losses, damages (including, without limitation, real property damages and natural resource damages), injuries (including, without limitation, personal injury and death), liabilities, claims, demands, breaches of contracts, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney's and expert's fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of:

            (i)    any violation, or correction of any violation, of Environmental Laws associated with the ownership or operation of the Assets, or

            (ii)   any event or condition associated with the ownership or operation of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by the operation of the Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws or to satisfy any applicable Voluntary Cleanup Program, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or Toxic Tort pre-trial, trial, or appellate legal or litigation support work;

  but only to the extent that such violation complained of under Section 3.1(a)(i) or such events or conditions included under Section 3.1(a)(ii) occurred before the Closing Date (collectively, "Covered Environmental Losses").

          (b)   The Partnership Group shall jointly and severally indemnify, defend and hold harmless the TMG Entities from and against environmental and Toxic Tort losses, damages (including, without limitation, real property damages and natural resource damages), injuries (including, without limitation, personal injury and death), liabilities, claims, demands, breaches of contracts, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney's and expert's fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the TMG Entities by reason of or arising out of:

            (i)    any violation or correction of violation of Environmental Laws associated with the ownership or operation of the Assets, or

            (ii)   any event or condition associated with the ownership or operation of the Assets (including, but not limited to, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by the operation of the Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or Toxic Tort pre-trial, trial, or appellate legal or litigation support work;

  and regardless of whether such violation complained of under Section 3.1(b)(i) or such events or conditions included under Section 3.1(b)(ii) occurred before or after the Closing Date, except to the extent that any of the foregoing are Covered Environmental Losses for which the Partnership Group is entitled to indemnification from TMG under this Article III.

        3.2    Limitations Regarding Environmental Indemnification.    The aggregate liability of TMG in respect of all Covered Environmental Losses under Section 3.1(a) shall not exceed $15.0 million. TMG shall not have any obligation under Section 3.1(a) until the Covered Environmental Losses of the Partnership Group exceed $250,000, and then only to the extent such aggregate Covered Environmental Losses exceed $250,000. Notwithstanding anything herein to the contrary, in no event shall TMG have any indemnification obligations under Section 3.1(a) for claims made as a result of additions to or modifications of Environmental Laws promulgated after the Closing Date.

        3.3    Right of Way Indemnification.    TMG shall indemnify, defend and hold harmless the Partnership Group from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney's and expert's fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of (a) the failure of the applicable Partnership Group Member to be the owner of such valid and indefeasible easement rights or fee ownership interests in and to the lands on which any refined products terminal, pipeline or related equipment conveyed or contributed or otherwise Transferred (including by way of a Transfer of the ownership interest of a Person or by operation of law) to the applicable Partnership Group Member on the Closing Date is located as of the Closing Date; (b) the failure of the applicable Partnership Group Member to have the consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section 3.3 to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date; and (c) the cost of curing any condition set forth in clause (a) or (b) above that does not allow any Asset to be operated in accordance with customary industry practice, to the extent that TMG is notified in writing of any of the foregoing within five years after the Closing Date.

        3.4    Additional Indemnification.

          (a)   In addition to and not in limitation of the indemnification provided under Sections 3.1(a) and 3.3, TMG shall indemnify, defend, and hold harmless the Partnership Group from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney's and expert's fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the Partnership Group by reason of or arising out of (i) all currently pending legal actions against the TMG Entities, (ii) events and conditions associated with the Retained Assets (including, without limitation, the Option Assets unless and until purchased by a Partnership Group Member), whether occurring before or after the Closing Date, and (iii) all federal, state and local income tax liabilities attributable to the operation of the Assets prior to the Closing Date, including any such income tax liabilities of the TMG Entities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner.

          (b)   In addition to and not in limitation of the indemnification provided under Section 3.1(b) or the Partnership Agreement, the Partnership Group shall jointly and severally indemnify, defend, and hold harmless the TMG Entities from and against any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs, and expenses (including, without limitation, court costs and reasonable attorney's and expert's fees) of any and every kind or character, known or unknown, fixed or contingent, suffered or incurred by the TMG Entities by reason of or arising out of events and conditions associated with the operation of the Assets and occurring on or after the Closing Date (other than Covered Environmental Losses, which are provided for under Section 3.1), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.

        3.5    Indemnification Procedures.

          (a)   The Indemnified Party agrees that promptly after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.

          (b)   The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such matter or issues, as the case may be, and does not include the admission of fault, culpability or a failure to act, by or on behalf of such indemnified party.

          (c)   The Indemnified Party agrees to cooperate fully with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense and the making available to the Indemnifying Party of any employees of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.5. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.

          (d)   In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons. For purposes of calculating the aggregate liability of TMG under Section 3.1(a), TMG will be deemed to have incurred any such liability when incurred or paid (and such liability shall be applied toward the $15.0 million limitation on liability set forth in Section 3.2), regardless of the status of any insurance claims in respect thereof, and such liability (and the application thereof toward the $15.0 million limitation on liability set forth in Section 3.2) will be reduced when any insurance proceeds in respect thereof are actually received by TMG to the extent that TMG is not required to pay such proceeds over to any of the Partnership Entities.

          (e)   The date on which notification of a claim for indemnification is received by the Indemnifying Party shall determine whether such claim is timely made.

ARTICLE IV
Services

        4.1    General.

          (a)   During the period commencing on the Closing Date and terminating on the earlier to occur of the TMG Entities ceasing to control the General Partner or the third anniversary of the Closing Date (subject to the extension provided in paragraph (d) below, the "Applicable Period"), the Partnership shall pay TMG and its Affiliates an administrative fee (the "Administrative Fee") of $2.8 million per year, payable in arrears in equal quarterly installments beginning on the first fiscal quarter-end of the Partnership following the Closing Date (prorated to account for any partial quarterly period), for the provision by TMG and its Affiliates (including, without limitation, the General Partner) for the Partnership Group's benefit of certain corporate staff and support services during the Applicable Period including, without limitation, the services listed on Schedule I to this Agreement (the "Services"); provided, that the Services shall not include any services that are outsourced by TMG and its Affiliates to third parties. The Services will be substantially identical in nature and quality to the services of such type previously provided by TMG and its Affiliates in connection with their management and operation of the Assets during the one-year period prior to the Closing Date (to the extent the Assets were managed and operated by TMG and its Affiliates during such periods). During the Applicable Period, the Partnership Group will satisfy all of its needs for Services through TMG and its Affiliates. TMG may increase the Administrative Fee on the first and second anniversary of the Closing Date by an amount up to the product of the then-current Administrative Fee multiplied by the percentage increase, if any, from the immediately preceding year in the Consumer Price Index—All Urban Consumers, U.S. City Average, Not Seasonally Adjusted. If the Partnership or any other Partnership Group Member acquires or constructs additional assets during the Applicable Period, then TMG shall propose a revised Administrative Fee covering the provision of Services for such additional assets and that complies with the terms and conditions of the Indenture. If the General Partner, on behalf of the Partnership Group and with the concurrence of the Conflicts Committee, agrees to such revised Administrative Fee, TMG and its Affiliates, as applicable, shall provide Services for the additional assets pursuant to the terms set forth herein, and references herein to the "Assets" shall thereafter include such additional assets.

          (b)   During the Applicable Period, the Partnership shall pay TMG and its Affiliates an insurance reimbursement (the "Insurance Reimbursement") of $1.0 million per year, payable in equal quarterly installments, for insurance premiums with respect to the initially-contributed Assets. TMG may increase the Insurance Reimbursement at any time in accordance with increases in the premiums or fees payable under the applicable insurance policies. If the Partnership or any other Partnership Group Member acquires or constructs additional assets during the Applicable Period, TMG shall propose a revised Insurance Reimbursement covering insurance premiums for such additional assets. If the General Partner, on behalf of the Partnership Group and with the concurrence of the Conflicts Committee, agrees to such revised Insurance Reimbursement, TMG shall procure insurance coverage for the additional assets pursuant to the terms set forth herein.

          (c)   On each anniversary of the Closing Date, the Partnership will have the right to submit to TMG a proposal to reduce the amount of the Administrative Fee for that year if the Partnership believes, in good faith, that the Services performed by TMG and its Affiliates for the year in question do not justify payment of the full Administrative Fee for that year. If the Partnership submits such a proposal to TMG, TMG agrees that it will negotiate in good faith with the Partnership to determine if the Administrative Fee for that year should be reduced and, if so, by how much, subject to the terms and conditions of the Indenture.

          (d)   The Applicable Period shall automatically renew for subsequent two-year periods, cancelable on one year's notice by either TMG or the Partnership. Following the expiration of the Applicable Period, the General Partner will determine the amount of corporate staff and support expenses and insurance premium expenses that are properly allocable to the Partnership Group in accordance with the terms of the Partnership Agreement.

          (e)   The Administrative Fee shall not include and the Partnership Group shall reimburse TMG and its Affiliates for:

            (i)    wages and salaries of employees of any TMG Entity, to the extent, but only to the extent, such employees perform services for the Partnership Group on-site at any Asset;

            (ii)   the cost of employee benefits relating to employees of any TMG Entity, such as 401(k), pension, and health insurance benefits, to the extent, but only to the extent, such employees perform services for the Partnership Group on-site at any Asset;

            (iii)  out-of-pocket costs and expenses incurred by TMG or its Affiliates on behalf of the Partnership Group, including the incremental general and administrative expenses of the Partnership's becoming a public company, such as K-1 preparation, external audit, internal audit, transfer agent and registrar, legal, printing, unitholder reports, and other costs and expenses; and

            (iv)  all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time in respect of the Services.

ARTICLE V
Purchase Options

        5.1    Option to Purchase Certain Assets Retained by the TMG Entities.

          (a)   Subject to Section 5.1(d), TMG, on behalf of itself and the other TMG Entities, hereby grants to the Partnership exclusive options to purchase all of the TMG Entities' right, title and interest in, to and under certain of the refined product terminals retained by the TMG Entities, consisting of the following assets (the "Option Assets"):

            (i)    the TMG Entities' terminal complex located in Brownsville, Texas (the "Brownsville Option");

            (ii)   the TMG Entities' refined product terminals located at various points along the Plantation and Colonial pipeline corridors, which extend from the Gulf Coast through the Southeast and Mid-Atlantic regions (the "Pipeline Terminals Option"); and

            (iii)  the TMG Entities' refined product terminals located along the Mississippi and Ohio River areas (the "River Terminals Option", and together with the Brownsville Option and the Pipeline Terminals Option, the "Options").

  The Option Assets subject to each Option are described in greater detail on Schedule II hereto, and all references to such Option Assets in this Agreement shall be deemed qualified by the descriptions thereof set forth on such Schedule II. Any tangible assets received by a TMG Entity in a Swap Transaction in exchange for any of the Option Assets described above will be subject to the Options described in this Section 5.1. For the avoidance of doubt, the Option Assets do not include the TMG Entities' (i) tug and barge operations, (ii) supply, distribution and marketing businesses, (iii) proprietary pipeline receipt and delivery system at the Port Everglades (North) and Port Everglades (South) terminals, and (iv) refined product terminals located in Rensselaer, New York and Chippewa Falls, Wisconsin.

          (b)   The Brownsville Option will be exercisable beginning on January 1, 2006 for a period of one year. The Pipeline Terminals Option will be exercisable beginning on December 1, 2007 for a period of one year. The River Terminals Option will be exercisable beginning on December 1, 2008 for a period of one year.

          (c)   TMG shall cause each other TMG Entity to comply with the terms of this Article V.

          (d)   The Parties acknowledge that any potential Transfer of the Option Assets pursuant to this Article V shall be subject to and conditioned on obtaining any and all necessary consents of TMG's and its Affiliates' shareholders, noteholders and other securityholders, governmental authorities, lenders and other third parties. If TMG believes in good faith that the consent of holders of its Notes is required under the Indenture for the Transfer of any Option Assets, then TMG will use commercially reasonable efforts to obtain such consent. If TMG is not successful in obtaining the necessary consent of the holders of the Notes, then it will use commercially reasonable efforts to redeem the Notes on terms set forth in the Indenture or otherwise determined by TMG to be economical to TMG; provided, that TMG shall have no obligation hereunder to pay any premium in connection with any such redemption of the Notes. If the exercise of any of the Options is prevented or delayed due to TMG's failure to obtain the consent of the holders of, or to redeem, its Notes, then the exercise period for each such affected Option shall be automatically extended until such time as the exercise thereof will not be so prevented or delayed.

        5.2    Procedures.

          (a)   The General Partner shall notify TMG in writing during each Option exercise period that either (i) the General Partner has elected, with the approval of the Conflicts Committee, not to cause a Partnership Group Member to exercise such Option, in which case the TMG Entities may own, operate or Transfer the Option Assets subject to the applicable Option without any further obligation to offer such Option Assets to the Partnership (including pursuant to Article VI), or (ii) the General Partner, with the approval of the Conflicts Committee, wishes to cause a Partnership Group Member to exercise such Option, subject to the negotiation of the terms of the exercise of such Option pursuant to the provisions of Section 5.2(b). If during the applicable exercise period the General Partner notifies TMG that it wishes to cause a Partnership Group Member to exercise such Option, within 45 days after such notification TMG shall submit a term sheet (an "Option Term Sheet") to the General Partner containing the fundamental terms (other than purchase price and in accordance with the requirements of the Indenture, if applicable) on which it would be willing to sell (or to cause another TMG Entity to sell) the applicable Option Assets, including any proposed commitments from the TMG Entities, if any.

          (b)   Within 45 days after delivery of the Option Term Sheet, the General Partner shall submit to TMG, on behalf of the Partnership and with the concurrence of the Conflicts Committee, the cash purchase price (the "Proposed Option Price") it is willing to cause a Partnership Group Member to pay for the applicable Option Assets and that would satisfy the requirements of the Indenture, if applicable. Thereafter, TMG and the Conflicts Committee shall negotiate the terms of the purchase and sale in good faith for 60 days. If TMG and the Conflicts Committee are unable to agree on such terms during such 60-day period, TMG may attempt to sell the applicable Option Assets to a person who is not an Affiliate of TMG within six months of the termination of such 60-day period, provided that the purchase price for such Option Assets may not be less than 105% of the Proposed Option Price and otherwise shall be on terms that are not materially more favorable to the proposed purchaser as the terms specified in the Option Term Sheet submitted by TMG pursuant to Section 5.2(a) with respect to such Option Assets, in each case as determined by written resolution of the Board of Directors of TMG. If no sale to a non-Affiliate occurs within such six-month period, the General Partner shall have the right (but not the obligation) to cause, on behalf of the Partnership and with the concurrence of the Conflicts Committee, a Partnership Group Member to purchase the applicable Option Assets at the Proposed Option Price and otherwise upon the terms specified in the Option Term Sheet. The General Partner shall notify TMG of its intent to cause a Partnership Group Member to purchase the applicable Option Assets at the Proposed Option Price within 45 days of the expiration of such six-month period or such earlier date on which TMG notifies the General Partner that it will no longer pursue a sale to a non-Affiliate. If the General Partner either (A) fails to respond within such 45-day period or (B) rejects the opportunity by written notice of the General Partner, with the approval of the Conflicts Committee, to TMG, then the TMG Entities may own, operate or Transfer the applicable Option Assets without any further obligation to offer the applicable Option Assets to the Partnership (including pursuant to Article VI).

          (c)   If requested by the General Partner, TMG shall use commercially reasonable efforts to obtain financial statements with respect to any Option Assets purchased by a Partnership Group Member as required under Regulation S-X promulgated by the Securities and Exchange Commission or any successor statute.

ARTICLE VI
Rights of First Refusal

        6.1    Rights of First Refusal.

          (a)   Subject to Section 6.1(c), for so long as a TMG Entity controls the General Partner the Partnership hereby grants to TMG a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third party lender or a Transfer to another Partnership Group Member) of assets held by a Partnership Group Member that are in the same line of business in which any TMG Entity is then currently engaged; provided, that TMG agrees to pay or to cause such other TMG Entity to pay no less than 105% of the purchase price offered by a bona fide third party prospective acquiror (a "Proposed Transferee"). In addition, subject to Section 6.1(c), the Partnership hereby grants to TMG a right of first refusal with respect to any petroleum product tankage capacity that (i) is put into commercial service after the Closing Date, (ii) was subject to the Terminaling and Transportation Services Agreement prior to the termination or expiration thereof or (iii) is subject to a contract which terminates or becomes terminable by a Partnership Group Member after the Closing Date (excluding any contract which is renewable solely at the option of the customer); provided, that TMG agrees to pay or to cause another TMG Entity to pay no less than 105% of the fees offered by the Proposed Transferee.

          (b)   Subject to Section 6.1(c), for so long as a TMG Entity controls the General Partner TMG, on behalf of itself and the other TMG Entities, hereby grants to the Partnership a right of first refusal on any proposed Transfer (other than a grant of a security interest to a bona fide third party lender, a Transfer to another TMG Entity or a Transfer consummated pursuant to a Swap Transaction) of (i) any Tangible Asset prior to the delivery of a Term Sheet related to such Tangible Asset to the General Partner and (ii) any Option Asset prior to the exercise period of the applicable Option with respect thereto; provided, in each case, that the Partnership agrees to pay or to cause another Partnership Group Member to pay no less than 105% of the purchase price offered by a Proposed Transferee.

          (c)   The Parties acknowledge that any potential Transfer of assets pursuant to this Article VI (such assets, the "ROFR Assets") shall be subject to, conditioned on and in compliance with the terms and conditions in the Indenture and obtaining any and all necessary consents of equityholders, noteholders or other securityholders, governmental authorities, lenders or other third parties.

        6.2    Procedures.

          (a)   If a Partnership Group Member proposes to Transfer any ROFR Assets to a Proposed Transferee (a "Partnership Acquisition Proposal"), then the General Partner shall promptly give written notice (a "Partnership Disposition Notice") thereof to TMG. The Partnership Disposition Notice shall set forth the following information in respect of the proposed Transfer: (i) the name and address of the Proposed Transferee, (ii) the ROFR Asset(s) subject to the Partnership Acquisition Proposal, (iii) the purchase price offered by such Proposed Transferee (the "Partnership Offer Price"), (iv) reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow TMG to reasonably determine the fair value of such non-cash consideration, (v) the General Partner's estimate of the fair value of any non-cash consideration, and (vi) all other material terms and conditions of the Partnership Acquisition Proposal that are then known to the General Partner. To the extent the Proposed Transferee's offer consists of consideration other than cash (or in addition to cash), the Partnership Offer Price shall be deemed equal to the amount of any such cash plus the fair value of such non-cash consideration. If TMG determines that it wishes to, or wishes to cause another TMG Entity to, purchase the applicable ROFR Assets on the terms set forth in the Partnership Disposition Notice (subject to the provisos set forth in Section 6.1(a), including without limitation the requirement therein to pay 105% of the purchase price specified in the Partnership Disposition Notice), it will deliver notice thereof to the General Partner within 45 days after the General Partner's delivery of the Partnership Disposition Notice (the "TMG Acceptance Deadline"). Failure to provide such notice within such 45-day period shall be deemed to constitute a decision not to purchase the applicable ROFR Assets, and TMG shall be deemed to have waived its rights with respect to such proposed disposition of the applicable ROFR Assets, but not with respect to any future offer of such ROFR Assets. If the Transfer by the Partnership Group Member to the Proposed Transferee is not consummated in accordance with the terms of the Partnership Acquisition Proposal within the later of (A) 180 days after the TMG Acceptance Deadline, and (B) 10 days after the satisfaction of all consent, governmental approval or filing requirements, if any, the Partnership Acquisition Proposal shall be deemed to lapse, and the Partnership Group Member may not Transfer any of the ROFR Assets described in the Partnership Disposition Notice without complying again with the provisions of this Article VI if and to the extent then applicable.

          (b)   If a TMG Entity proposes to Transfer any ROFR Assets to a Proposed Transferee (a "TMG Acquisition Proposal"), then TMG shall promptly give written notice (a "TMG Disposition Notice") thereof to the General Partner. The TMG Disposition Notice shall set forth the following information in respect of the proposed Transfer: (i) the name and address of the Proposed Transferee, (ii) the ROFR Asset(s) subject to the TMG Acquisition Proposal, (iii) the purchase price offered by such Proposed Transferee (the "TMG Offer Price"), (iv) proposed throughput arrangements, if any, (v) reasonable detail concerning any non-cash portion of the proposed consideration, if any, to allow the General Partner to reasonably determine the fair value of such non-cash consideration, (vi) TMG's estimate of the fair value of any non-cash consideration, and (vii) all other material terms and conditions of the TMG Acquisition Proposal that are then known to TMG. To the extent the Proposed Transferee's offer consists of consideration other than cash (or in addition to cash) the TMG Offer Price shall be deemed equal to the amount of any such cash plus the fair value of such non-cash consideration. No later than 45 days after TMG's delivery of the TMG Disposition Notice (the "Partnership Acceptance Deadline"), the General Partner shall notify TMG in writing that either (i) the General Partner has elected, with the approval of the Conflicts Committee, not to cause a Partnership Group Member to purchase the applicable ROFR Assets on the terms set forth in the TMG Disposition Notice (subject to the proviso set forth in Section 6.1(b), including without limitation the requirement therein to pay 105% of the purchase price specified in the TMG Disposition Notice), in which case the TMG Entities may own, operate or Transfer the applicable ROFR Assets without any further obligation to offer such ROFR Assets to the Partnership, other than any re-offer of the same ROFR Assets pursuant to the terms set forth in this paragraph (b) below, or (ii) the General Partner has elected to cause a Partnership Group Member to purchase the applicable ROFR Assets on the terms set forth in the TMG Disposition Notice (subject to the proviso set forth in Section 6.1(b), including without limitation the requirement therein to pay 105% of the purchase price specified in the TMG Disposition Notice). If the Transfer by the TMG Entity to the Proposed Transferee is not consummated in accordance with the terms of the TMG Acquisition Proposal within the later of (A) 180 days after the Partnership Acceptance Deadline, and (B) 10 days after the satisfaction of all consent, governmental approval or filing requirements, if any, the TMG Acquisition Proposal shall be deemed to lapse, and the TMG Entity may not Transfer any of the ROFR Assets described in the TMG Disposition Notice without complying again with the provisions of this Article VI if and to the extent then applicable.

          (c)   If requested by the transferee Party, the transferor Party shall use commercially reasonable efforts to obtain financial statements with respect to any ROFR Assets Transferred pursuant to this Article VI as required under Regulation S-X promulgated by the Securities and Exchange Commission or any successor statute. TMG and the Partnership Group shall cooperate in good faith in obtaining all necessary consents of equityholders, noteholders or other securityholders, governmental authorities, lenders or other third parties.

ARTICLE VII
Miscellaneous

        7.1    Choice of Law; Submission to Jurisdiction.    This Agreement shall be subject to and governed by the laws of the State of Colorado, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Colorado and to venue in Denver, Colorado.

        7.2    Notice.    All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by telecopier or telegram to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient's normal business hours or at the beginning of the recipient's next business day after receipt if not received during the recipient's normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party's signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 7.2.

  if to the TMG Entities:

    TransMontaigne Inc.
    1670 Broadway
    Suite 3100
    Denver, Colorado 80202
    Attention: President
    Fax: 303-626-8228

  if to the Partnership Entities:

    TransMontaigne Partners L.P.
    c/o TransMontaigne GP L.L.C.
    1670 Broadway
    Suite 3100
    Denver, Colorado 80202
    Attention: President
    Fax: 303-626-8228

        7.3    Entire Agreement.    This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

        7.4    Termination.    Notwithstanding any other provision of this Agreement, if the General Partner is removed as general partner of the Partnership under circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal, this Agreement, other than the provisions set forth in Article III hereof, may immediately thereupon be terminated by TMG. The provisions of Article II and Article VI of this Agreement may be terminated by TMG upon a Change of Control of TMG.

        7.5    Amendment or Modification.    This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto; provided, however, that the Partnership may not, without the prior approval of the Conflicts Committee, agree to any amendment or modification of this Agreement that the General Partner determines will adversely affect the holders of Common Units. Each such instrument shall be reduced to writing and shall be designated on its face an "Amendment" or an "Addendum" to this Agreement.

        7.6    Assignment.    No Party shall have the right to assign any of its rights or obligations under this Agreement without the consent of the other Parties hereto.

        7.7    Counterparts.    This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.

        7.8    Severability.    If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.

        7.9    Further Assurances.    In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

        7.10    Rights of Limited Partners.    The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

        IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

TRANSMONTAIGNE INC.
By:	Name: Title:
TRANSMONTAIGNE GP L.L.C.
By:	Name: Title:
TRANSMONTAIGNE PARTNERS L.P.
By TransMontaigne GP L.L.C. Its General Partner
By:	Name: Title:
TRANSMONTAIGNE OPERATING GP L.L.C.
By:	Name: Title:
TRANSMONTAIGNE OPERATING COMPANY L.P.
By TransMontaigne Operating GP L.L.C. Its General Partner
By:	Name: Title:

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  Exhibit 10.3
OMNIBUS AGREEMENT
ARTICLE I Definitions
ARTICLE II Offers to Sell Tangible Assets
ARTICLE III Indemnification
ARTICLE IV Services
ARTICLE V Purchase Options
ARTICLE VI Rights of First Refusal
ARTICLE VII Miscellaneous